Exhibit 99.1

Real REMAX Group Announces Third Quarter 2026 Results

Actioned Over $40 Million in Annualized Cost Savings Within Two Months of Closing

Revenue +28% YoY to $728 Million; GAAP Net Loss $67 Million; Adjusted EBITDA +66% YoY to $34 Million

Provides 2027 Adjusted EBITDA Outlook of $175-190 Million

MIAMI, November 5, 2026 – Real REMAX Group Inc. (NASDAQ: REAX) (the “Company”), a leading technology-enabled global real estate platform spanning brokerage, franchising, and ancillary real estate services, today announced financial results for the third quarter ended September 30, 2026.

The quarter marked the Company's first reporting period following the completion of The Real Brokerage Inc.’s (“Real”) acquisition of RE/MAX Holdings, Inc. (“REMAX”) on August 24, 2026. Reported results include REMAX operations beginning August 25, 2026, while prior-year results reflect the historical operations of Real.

“The first two months since bringing together Real and REMAX have reinforced our belief in the tremendous opportunity ahead,” said Tamir Poleg, Chairman and Chief Executive Officer. “We've moved quickly to simplify the organization, improve operating efficiency and lay the foundation for a stronger, more competitive platform. While the housing market remains challenging, we are focused on what we can control: providing an unmatched value proposition, executing our integration, and delivering sustainable market share growth and margin expansion. We believe the combination of Real's technology, collaborative culture and flexible brokerage model with REMAX's global brand and strong franchise network positions us to create significant long-term value for our agents, franchisees and shareholders.”

“Our integration efforts have focused on taking decisive action and establishing clear accountability across the organization,” said Jenna Rozenblat, President and Chief Integration Officer. “In just two months, we've actioned more than $40 million in annualized gross cost savings, exceeding our initial expectations. With the first phase of organizational restructuring largely complete, we're now focused on technology integration, systems consolidation and initiatives to strengthen the economics and competitiveness of the REMAX franchise network. We see meaningful opportunities to build on this early progress over the coming quarters.”

“Our first combined quarter reflects continued growth in our owned brokerage business and the initial earnings contribution from REMAX, alongside significant acquisition-related expenses,” said Ravi Jani, Chief Financial Officer. “Our 2027 outlook reflects the earnings potential of the combined company, even against a challenging housing market backdrop. With our new capital structure in place, we are prioritizing cash generation, disciplined capital allocation and deleveraging.”

Third Quarter 2026 Highlights

◾	Revenue increased 28% year-over year to $727.9 million in the third quarter of 2026, compared to $568.5 million in the third quarter of 2025. On a pro forma[1] basis, assuming the acquisition had occurred on January 1, 2025, combined revenue increased by 20% year-over-year to $770.0 million, compared to $641.8 million in the prior year period.
◾	GAAP Operating Loss was $72.0 million in the third quarter of 2026, compared to $0.5 million in the prior year period. GAAP Operating Loss reflects $52.3 million of acquisition-related expenses and $26.4 million

Real REMAX Group Inc. – Third Quarter 2026

of accelerated stock-based compensation expense related to employee terminations resulting from the acquisition.
◾	GAAP Net Loss was $67.2 million, or $2.25 per diluted share, in the third quarter of 2026, compared to a net loss of $0.3 million, or $0.02 per diluted share, in the third quarter of 2025.
◾	Adjusted EBITDA[2] increased 66% to $33.8 million in the third quarter of 2026, compared to $20.4 million in the prior year period. Adjusted EBITDA margin[2] increased to 4.6% in the third quarter of 2026 from 3.6% in the prior year period.

Third Quarter 2026 Business and Operational Highlights

Brokerage

◾	Total number of Real agents increased to 36,610 at the end of the third quarter 2026, an increase of 21% from the prior year.
◾	Total number of Real transaction sides closed was 62,738 in the third quarter of 2026, an increase of 17% from the prior year.
◾	Following quarter-end, Real experienced increased agent attrition amid continued weakness in the residential real estate market. As of November 3, 2026, Real had approximately 36,200 agents on its platform, compared to 36,610 at September 30, 2026. October departures included more than 500 agents proactively offboarded by the Company due to unpaid dues or expired real estate licenses.

Franchise

◾	REMAX U.S. and Canada combined agent count declined to 72,118 agents at the end of the third quarter of 2026, a decrease of 3% from the prior year.
◾	REMAX agent count outside the U.S. and Canada increased to 75,970 agents, an increase of 4% from the prior year.
◾	Global REMAX agent count increased to 148,088 agents, an increase of 0.4% from the prior year.

Other

◾	Revenue increased 64.4% year-over-year to $5.3 million driven by growth in Real Wallet, One Real Title, and the contribution from acquired businesses.

Corporate Update

◾	Completion of Real and REMAX Business Combination: On August 24, 2026, Real and REMAX completed their previously announced business combination, creating Real REMAX Group Inc., a global real estate platform with approximately 185,000 real estate professionals and a presence in more than 120 countries and territories. The Company's common stock began trading on the Nasdaq Global Select Market under the symbol “REAX” on August 25, 2026.
◾	Integration and Cost Synergies: Since closing, the Company has actioned more than $40 million in annualized gross cost savings across operating expenses and capital expenditures, including approximately $28 million in annualized synergies that benefit Adjusted EBITDA. Gross cost savings include capital expenditures and cash and non-cash operating expenses, not all of which affect Adjusted EBITDA. Building on this progress, the Company expects to realize more than $30 million in Adjusted EBITDA synergies in full-year 2027, increasing to more than $40 million in full-year 2028.
◾	REMAX Franchise & Technology Modernization: The Company is advancing efforts to provide Real's proprietary reZEN technology platform and AI-powered capabilities across the REMAX network, with the goal of improving agent productivity, streamlining brokerage operations and strengthening the value proposition for agents and broker/owners.
◾	Launch of Leo Pro AI Platform: On October 20, 2026, the Company introduced Leo Pro, its next-generation AI platform featuring more than three hundred specialized AI agents designed to automate workflows across

Real REMAX Group Inc. – Third Quarter 2026

marketing, lead generation, CRM and transaction management. Integrated with Real's proprietary technology platform, Leo Pro enables real estate professionals to execute tasks through natural language commands, with a subscription and usage-based pricing model that creates opportunities for incremental technology revenue.
◾	Open Real Estate Initiative: On October 26, 2026, the Company joined AGNT Inc., HomeServices of America and Keller Williams as a founding member of Open Real Estate, a broker-led initiative designed to modernize residential listing data distribution, expand access to housing inventory and promote greater transparency and competition. The initiative aims to give participating brokerages greater control over their listing data while supporting a more open and efficient real estate marketplace.

For additional information on Real’s acquisition of REMAX, see the Company’s Current Report on Form 8-K12B filed with the SEC on August 24, 2026 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026.

Balance Sheet and Liquidity

◾	Liquidity. As of September 30, 2026, the Company held cash and cash equivalents of $102.5 million, compared to $33.2 million as of December 31, 2025. The Company also held $6.9 million in short-term investments, bringing total cash, cash equivalents and short-term investments to $109.4 million at quarter-end.
◾	Credit Facility. In connection with the acquisition, the Company entered into a new credit agreement providing for a $550 million senior secured term loan facility and a $40 million revolving credit facility. Proceeds from the term loan, together with available cash, were used to fund the cash portion of the acquisition consideration, repay existing REMAX indebtedness and pay transaction-related expenses.
◾	Capital Allocation. During the quarter, the Company made a voluntary $25 million principal repayment, reducing the outstanding term loan principal balance to $525 million at September 30, 2026. The Company also repurchased approximately 264,000 common shares for $4.7 million during the quarter. Management's capital allocation priorities are focused on funding high-return organic growth initiatives, reducing leverage, and offsetting shareholder dilution. The Company remains on track to reduce its net leverage ratio to below 2.0x by the end of 2028, consistent with its previously communicated target.

Outlook

The Company's outlook assumes continued weakness in the residential real estate market, with management assuming a 5%–10% decline in U.S. existing-home sales and a 3%–4% decline in home prices in 2027. The outlook assumes no additional acquisitions or divestitures and no material changes in foreign currency exchange rates.

For the fourth quarter of 2026, the Company expects:

●	Revenue of $575 million to $625 million
●	Adjusted EBITDA of $32 million to $38 million

For the full year ending 2027, the Company expects:

●	Revenue of $2.6 billion to $2.8 billion
●	Adjusted EBITDA of $175 million to $190 million

The Company will discuss the third quarter results on a conference call and live webcast Thursday, November 5, 2026 at 8:00 a.m. ET Interested parties can register in advance for the conference call using the link below: https://events.q4inc.com/attendee/885692137

Real REMAX Group Inc. – Third Quarter 2026

Footnotes:

1 Pro forma key business metrics and revenue are presented as if the REMAX transaction had occurred on January 1, 2025.

2 Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. These terms are defined at the end of this release. Please see Table 4 appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

# # #

About Real REMAX Group Inc.

Real REMAX Group Inc. (NASDAQ: REAX) is a technology-enabled global real estate platform spanning brokerage, franchising, and ancillary real estate services. Formed through the combination of The Real Brokerage Inc. and RE/MAX Holdings, Inc., the Company brings together Real's AI-powered technology platform, agent-centric brokerage model, and growing community of real estate professionals with REMAX's globally recognized brand, established franchise network, and extensive international presence. The Company supports approximately 185,000 real estate professionals across more than 120 countries and territories through three complementary operating models: (i) a technology-enabled owned brokerage business operating primarily under the Real brand, (ii) a global franchising business operating under the REMAX brand, and (iii) ancillary real estate services, including title and escrow services, mortgage brokerage services, and other technology-enabled financial services offerings. Through its brokerage, franchise, and ancillary service offerings, the Company seeks to empower agents, brokers, and franchisees with innovative technology, education, marketing resources, and operational support designed to improve productivity, strengthen client service, and enhance business performance. The Company's strategy is centered on combining trusted brands, entrepreneurial communities, and scalable technology to create an integrated real estate ecosystem that improves the way homes are bought and sold while delivering long-term value for agents, franchisees, consumers, and shareholders.

Real REMAX Group Inc. – Third Quarter 2026

Forward-Looking Statements

Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to anticipated cost-savings and synergies, integration plans, the residential real estate market and other markets in which we participate, our capital allocation priorities and leverage targets, as well as our expected results and guidance. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made. Important factors that could cause differences between anticipated and actual results include slowdowns in the real estate markets, and economic and industry downturns; the Company’s inability to achieve anticipated cost-saving synergies and other benefits of Real’s acquisition of REMAX; the Company’s inability to attract new agents and franchisees, and retain current agents and franchisees, including increases in agent attrition; the Company’s indebtedness, its ability to generate sufficient cash flow to service its debt and to comply with the covenants and restrictions in its credit agreement, and changes in interest rates; the Company’s inability to successfully launch new products and features, or successfully provide its technology to REMAX franchisees and their agents; the Company’s inability to scale while improving operating leverage, or inability to successfully execute our strategies, including our strategy related to HeyLeo and Leo Pro; possible unfavorable results in legal proceedings; changes in laws, regulations or the regulatory environment affecting our business; disruptions to our technology or cybersecurity incidents; and the other risks and uncertainties described in our filings from time to time with the Securities and Exchange Commission, including those included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the period ended September 30, 2026. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:	Media Contact:
Parker Johnson	Terri Baumann
investors@realreremaxgroup.com	mediarelations@realremaxgroup.com

Real REMAX Group Inc. – Third Quarter 2026

TABLE 1

REAL REMAX GROUP INC.

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except for per share amounts)	2026	2025	2026	2025
Revenue	$727,928	$568,549	$1,894,054	$1,463,277
Cost of sales	646,172	523,692	1,711,887	1,336,623
Gross profit	81,756	44,857	182,167	126,654
General and administrative expenses	60,523	19,584	99,738	56,000
Marketing expenses	27,451	21,034	76,723	62,015
Marketing funds expense	6,718	—	6,718	—
Research and development expenses	6,499	4,712	16,999	12,637
Settlement of litigation and impairment charges	239	—	239	—
Acquisition costs and integration expenses	52,332	—	64,226	—
Total operating expenses	153,762	45,330	264,643	130,652
Operating loss	(72,006)	(473)	(82,476)	(3,998)
Other income (expenses), net	(5,487)	227	(5,232)	70
Interest income (expense)	(5,920)	55	(6,588)	166
Total other Income (expenses), net	(11,407)	282	(11,820)	236
Loss before tax	(83,413)	(191)	(94,296)	(3,762)
Tax (expense) benefit	16,190	(89)	15,659	(89)
Net loss	$(67,223)	$(280)	$(78,637)	$(3,851)
Less: net income attributable to non-controlling interest	84	167	114	51
Net loss attributable to Real REMAX Group Inc.	$(67,307)	$(447)	$(78,751)	$(3,902)
Other comprehensive income/(loss):
Unrealized gains (losses) on available for sale investment portfolio	85	(131)	250	(128)
Foreign currency translation adjustment	746	(59)	618	(188)
Total comprehensive loss attributable to Real REMAX Group Inc.	$(66,476)	$(637)	$(77,883)	$(4,218)
Total comprehensive Income attributable to NCI	84	167	114	51
Total comprehensive loss	(66,392)	(470)	(77,769)	(4,167)

Basic Loss Per Share	$(2.25)	$(0.02)	$(3.15)	$(0.18)
Basic weighted-average shares outstanding	29,871	21,900	25,020	21,626
Diluted Loss Per Share	$(2.25)	$(0.02)	$(3.15)	$(0.18)
Diluted weighted-average shares outstanding	29,871	21,900	25,020	21,626

Real REMAX Group Inc. – Third Quarter 2026

TABLE 2

REAL REMAX GROUP INC.

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands, except share amounts)	2026	2025
Assets
Current assets:
Cash and cash equivalents	$102,526	$33,213
Restricted cash	62,306	26,338
Investments in financial assets	6,933	16,731
Accounts and notes receivable, net of allowances	58,298	20,170
Short-term financing receivables, net	11,984	6,198
Other current assets	24,161	3,033
Total current assets	266,208	105,683
Non-current assets:
Other intangible assets, net	209,781	5,856
Franchise agreements, net	297,500	—
Goodwill	336,908	8,993
Property and equipment, net	5,544	758
Long-term investments	3,087	2,250
Deferred tax assets	3,927	981
Operating lease right-of-use assets	16,846	—
Other assets, net of current portion	7,582	2,308
Total assets	$1,147,383	$126,829
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$4,916	$1,161
Accrued liabilities	112,902	38,205
Customer deposits	42,083	26,338
Deferred revenue	20,730	—
Debt	30,937	—
Operating lease liabilities	9,944	—
Other payables	8,752	9,530
Total current liabilities	230,264	75,234
Deferred tax liabilities	10	10
Debt, net of current portion	482,602	—
Deferred revenue, net of current portion	10,268	—
Operating lease liabilities, net of current portion	7,100	—
Other liabilities, net of current portion	2,422	—
Total liabilities	732,666	75,244
Stockholders' equity:
Common stock, par value $.001 per share, 1,000,000,000 shares authorized; 37,710,640 and 21,047,840 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively *	38	21
Preferred stock, par value $.001 per share, 100,000,000 shares authorized; none issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Additional paid-in capital	609,881	164,187
Accumulated deficit	(191,602)	(112,851)
Accumulated other comprehensive income (deficit), net of tax	1,186	318
Treasury stock, at cost, 264,229 and 0 Common Shares at September 30, 2026 and December 31, 2025, respectively	(4,707)	—
Total Real REMAX Group Inc. stockholders' equity	414,796	51,675
Non-controlling interest	(79)	(90)
Total stockholders' equity	414,717	51,585
Total liabilities and stockholders' equity	$1,147,383	$126,829

Real REMAX Group Inc. – Third Quarter 2026

TABLE 3

REAL REMAX GROUP INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
(in thousands)	2026	2025
Cash flows from operating activities:
Net loss	$(78,637)	$(3,851)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,705	1,344
Stock-based compensation	88,422	50,414
Loss on early extinguishment of debt and bridge commitment fees	5,246	—
Deferred income taxes, net	(16,865)	—
Amortization of debt discount and issuance costs	1,825	—
Other, net	979	(81)
Changes in operating assets and liabilities	8,810	17,951
Net cash provided by operating activities	14,485	65,777
Cash flows from investing activities:
Purchases of property and equipment	(239)	(935)
Acquisition, net of cash, cash equivalents and restricted cash acquired of $131 million	(402,810)	—
Purchase of intangible assets	(361)	(2,750)
Purchase of investment in equity securities	—	(2,250)
Purchases of financial assets	(11,658)	(15,784)
Proceeds from sale of financial assets	21,706	5,753
Net cash used in investing activities	(393,362)	(15,966)
Cash flows from financing activities:
Proceeds from the issuance of debt	539,000	—
Payments on debt	(25,000)	—
Debt issuance costs	(7,616)	—
Distributions paid to non-controlling interests	(103)	(95)
Payments of employee taxes on certain stock-based arrangements	(17,190)	(1,974)
Proceeds from exercise of stock options	103	1,571
Repurchase of common stock	(4,707)	(24,299)
Net cash provided by (used in) financing activities	484,487	(24,797)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(329)	(107)
Net increase in cash, cash equivalents and restricted cash	105,281	24,907
Cash, cash equivalents and restricted cash, beginning of period	59,551	47,465
Cash, cash equivalents and restricted cash, end of period	$164,832	$72,372

Real REMAX Group Inc. – Third Quarter 2026

TABLE 4

REAL REMAX GROUP INC.

Adjusted EBITDA Reconciliation to Net Income (Loss)

(In thousands, except percentages)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net loss	$(67,223)	$(280)	$(78,637)	$(3,851)
Depreciation and amortization	3,577	567	4,705	1,344
Interest (income) expense	5,920	(55)	6,588	(166)
Tax expense (benefit)	(16,190)	89	(15,659)	89
EBITDA	(73,916)	321	(83,003)	(2,584)
Settlement of litigation and impairment charges	276	—	385	27
Loss on extinguishment of debt and bridge commitment fees (1)	5,246	—	5,246	—
Acquisition-related severance expense (2)	23,708	—	23,708	—
Other acquisition-related expenses (3)	28,624	—	40,518	—
Stock-based compensation - excluding cost of sales	35,775	7,357	50,514	17,657
Stock-based compensation - cost of sales	13,842	12,555	37,908	32,757
Restructuring Expense	448	—	1,161	250
Other adjustments	(249)	138	(201)	583
Adjusted EBITDA (4)	$33,754	$20,371	$76,236	$48,690
Adjusted EBITDA Margin (4)	4.6%	3.6%	4.0%	3.3%

(1)	Mainly represents the write off of bridge loan commitment fees during the three and nine months ended September 30, 2026.
(2)	Represents severance expenses incurred in connection with the REMAX merger.
(3)	These expenses consisted of professional services, consulting, legal, investment banking, and other transaction-related costs.
(4)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

Real REMAX Group Inc. – Third Quarter 2026

TABLE 5

REAL REMAX GROUP INC.

Disaggregated Revenue by Segment and Geographical Area

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
U.S.	$612,538	$494,620	$1,668,786	$1,288,888
Canada	81,458	69,361	180,996	162,486
Global	1,503	1,326	4,643	3,127
Brokerage	695,499	565,307	1,854,425	1,454,501
U.S.	18,500	-	18,500	-
Canada	6,526	-	6,526	-
Global	2,072	-	2,072	-
Franchise	27,098	—	27,098	—
U.S.	5,245	3,163	12,271	8,581
Canada	86	79	260	195
Other	5,331	3,242	12,531	8,776
Total	$727,928	$568,549	$1,894,054	$1,463,277

Real REMAX Group Inc. – Third Quarter 2026

TABLE 6

REAL REMAX GROUP INC.

Disaggregated Other Revenue

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Other Revenue Streams
One Real Title	$1,616	$1,308	$4,618	$3,684
One Real Mortgage	1,508	1,757	4,678	4,542
Real Wallet	695	177	1,722	550
Motto Mortgage	1,368	—	1,368	—
wemlo loan processing	144	—	145	—
Total other revenue	$5,331	$3,242	$12,531	$8,776

Real REMAX Group Inc. – Third Quarter 2026

TABLE 7

REAL REMAX GROUP INC.

Key Business Metrics

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Brokerage
Closed Transaction Sides (1)	62,738	53,512	167,000	136,411
Real Brokerage Agent Count (2)	36,610	30,183	36,610	30,183
Transactions per average agent (3)	1.7	1.8	4.9	5.0

				September 30,
				2026
Franchise
REMAX U.S. Agent Count				46,611
REMAX Canadian Agent Count				25,507
REMAX Agent Count Outside U.S. & Canada				75,970
Global REMAX agent count				148,088

(1)	Represents the number of transactions closed by our Brokerage agents during the period.
(2)	Represents the total number of Brokerage Agents (Real) at the end of the period.
(3)	Represents the average transactions per agent based on the average agent count at the beginning and end of the period.

Real REMAX Group Inc. – Third Quarter 2026

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures that are not in accordance with U.S. GAAP, such as Adjusted EBITDA and the ratios related thereto. These measures are derived based on methodologies other than in accordance with U.S. GAAP.

The Company defines Adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation and amortization, further adjusted for the impact of certain items that are either non-cash in nature or that management does not consider indicative of ongoing operating performance. These adjustments may include equity-based compensation expense, restructuring expenses, acquisition-related expenses, transaction and integration costs related to acquisitions and mergers, settlement of litigation and impairment charges and related legal expenses, losses on extinguishment of debt, and other items that management does not consider indicative of ongoing operating performance. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.

Management believes Adjusted EBITDA provides useful supplemental information regarding the Company's operating performance and enhances comparability between periods by excluding items that may obscure underlying business trends. Adjusted EBITDA and Adjusted EBITDA margin are used by management as key measures in evaluating the performance of the business and making operational and financial decisions.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider these measures either in isolation or as a substitute for analyzing our results as reported under U.S. GAAP. Some of these limitations are:

●	these measures do not reflect changes in, or cash requirements for, the Company’s working capital needs;

●	these measures do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments on its debt;

●	these measures do not reflect the Company’s income tax expense or the cash requirements to pay its taxes;

●	these measures do not reflect the cash requirements to pay dividends, distributions, or fund share repurchases;

●	these measures do not reflect the cash requirements for the settlement of legal matters;

●	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements

●	although equity-based compensation is a non-cash charge, the issuance of equity-based awards may have a dilutive impact on earnings per share; and

Real REMAX Group Inc. – Third Quarter 2026

●	other companies may calculate these measures differently so similarly named measures may not be comparable.

A reconciliation of the forecasted range for Adjusted EBITDA for the fourth quarter of 2026 and for the full year 2027 is not included in this release due to the number of variables in the projected range and because we are currently unable to quantify accurately without unreasonable efforts certain amounts that would be required to be included in the U.S. GAAP measure or the individual adjustments for such reconciliation. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. However, for full year 2027 we anticipate the following expenses in our GAAP to non-GAAP reconciliation: approximately $100 million in stock-based compensation; approximately $40 million to $50 million in depreciation and amortization; and approximately $50 million in interest expense.

Real REMAX Group Inc. – Third Quarter 2026